Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan (As Amended and Restated May 31, 2011) of our report dated February 24, 2015, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2014, included in Annual Report (Form 10-K) of Veeco Instruments Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission .

/s/ Ernst & Young LLP

Jericho, New York

May 26, 2017